Exhibit 5.1

PRIVILEGED AND CONFIDENTIAL

October 31, 2023

The Purchasers Parties to the

Securities Purchase Agreement (as defined herein)

Maxim Group LLC

300 Park Avenue, 16th Floor
New York, NY, 10022

Re:	Siyata Mobile Inc. - Offering of Common Shares and Pre-Funded Warrants

We have acted as Canadian legal counsel to Siyata Mobile Inc., a British Columbia corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-1 (File No. 333- 274927) originally filed on October 10, 2023, as first amended on October 20, 2023 and declared effective by the United States Securities and Exchange Commission on October 27, 2023 (the “Registration Statement”), including a related prospectus dated October 27, 2023 filed in connection with the Registration Statement (the “Prospectus”), covering the offering (the “Offering”) for sale pursuant to the terms of a securities purchase agreement dated October 27, 2023 (the “Securities Purchase Agreement”) among the Company and certain purchasers party thereto (each, a “Purchaser”), an aggregate of up to up to US$5,000,000 of common shares without par value in the capital of the Company (each, a “Common Share”) and pre-funded warrants to purchase Common Shares (each, a “Pre-Funded Warrant”). The Pre- Funded Warrants will be offered in lieu of Common Shares to certain Purchasers whose purchase of Common Shares in the Offering would otherwise result in the Purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the Purchaser 9.99%) of the outstanding Common Shares following the completion of the Offering. The purchase price of each Pre- Funded Warrant will be the price per Common Share to be sold in the Offering minus $0.01, being the exercise price per Common Share of each Pre-Funded Warrant. The Pre-Funded Warrants will be immediately exercisable for one Common Share (each, a “Warrant Share”) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant sold in the Offering, the number of Common Shares offered will be decreased on a one-for-one basis.

This opinion is provided at the request of Maxim Group, LLC, as Placement Agent and the Purchasers pursuant to Section 5(e) of the Placement Agency Agreement (defined below) and pursuant to Section 2.2(a)(ii) of the Securities Purchase Agreement. Capitalized terms used but not defined in this opinion are defined in the Securities Purchase Agreement.

1.	TRANSACTION DOCUMENTS

As special Canadian legal counsel to the Company, we have reviewed:

(a)	the form of certificate relating to then Pre-Funded Warrants (the “Warrant Certificate”)

(b)	the Securities Purchase Agreement;

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(c)	the placement agency agreement between Maxim Group LLC and the Company dated October 27, 2023 (the “Placement Agency Agreement”, and together with the Securities Purchase Agreement, the “Agreements”); and

(d)	the form of Placement Agent Warrant to be issued pursuant to the Placement Agency Agreement; and

(e)	the Registration Statement and the Prospectus.

2.	EXAMINATIONS AND INVESTIGATIONS

Documents. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	a certificate of good standing (the “Certificate of Good Standing”) dated October 31, 2023, issued for the Company under the Business Corporations Act (British Columbia) (the “BCBCA”) by the British Columbia Registrar of Companies; and

(b)	a certificate of an officer of the Company dated October 31, 2023 (the “Officer’s Certificate”).

3.	ASSUMPTIONS

(a)	Authenticity. We have assumed:

(i)	the legal capacity of all individuals signing documents;

(ii)	the genuineness of all signatures;

(iii)	the authenticity and completeness of all documents submitted to us as originals;

(iv)	the conformity to authentic original documents of all documents submitted to us as copies;

(v)	all resolutions of the Company are contained in the corporate records; and

(vi)	the continuing accuracy of the Certificate of Good Standing, as of the date of this opinion as if issued on that date.

(b)	Public records. We have assumed the completeness, accuracy, and currency of:

(i)	the indices and filing systems maintained at the public offices where we searched or made inquiries;

(ii)	all documents supplied or otherwise conveyed to us by public officials; and

(iii)	all facts set out in those documents and in official public records.

(c)	Registration Statement and Prospectus. We have assumed that the Registration Statement and the Prospectus constitute full, true, and plain disclosure of all “material facts” relating to the securities distributed under it, that there is no “misrepresentation”, and that no “material change” (in each case as those terms are defined in the Securities Laws (as defined below)) has occurred since the date the Registration Statement was made effective that would have required the filing of an amendment to the Registration Statement or the Prospectus in accordance with applicable Securities Laws.

(d)	Trading restrictions. We have assumed that, at the time of any distribution of or trade in securities of the Company referred to in this opinion, no order, ruling, or decision granted by a securities commission, court of competent jurisdiction, or regulatory or administrative body having jurisdiction is in effect that would:

(i)	restrict any distribution of or trade in those securities; or

(ii)	affect any person or company who engaged in any such distribution or trade (including, without limitation, any cease trade orders).

(e)	Purchasers. We have assumed that:

(i)	in discharging their duties and carrying out all their activities under the Agreements:

(A)	each Purchaser is, and will be at all relevant times, duly registered under the appropriate category of registration under; and

(B)	each Purchaser has conducted and completed, and at all relevant times will conduct and complete, the Offering in compliance with,

applicable	Securities Laws; and

(ii)	the Purchasers have complied with their obligations under the Agreements.

4.	RELIANCE

(a)	Matters of fact in the Officer’s Certificate. We have relied solely upon the Officer’s Certificate as to the matters of fact set out in each such certificate, without independently verifying those facts.

(b)	Status. In expressing the opinion in sections 6(a) and 6(b), we have relied and our opinion is based solely upon the Certificate of Good Standing and the Officer’s Certificate.

5.	LAWS ADDRESSED

The opinions we express are limited to the laws of British Columbia and the federal laws of Canada applicable therein, as in effect as of the date hereof. For the purposes of this opinion, the term “Securities Laws” means the Securities Act (British Columbia), together with the regulations, rules, and forms made under that act and the blanket rulings and orders issued by the British Columbia Securities Commission.

6.	OPINIONS

Based upon and subject to the foregoing and subject to the qualifications expressed below, we are of the opinion that:

(a)	The Company is a corporation (i) incorporated, (ii) valid and existing, and (iii) in good standing with the British Columbia Registrar of Companies with respect to the filing of annual reports, in each case under the laws of the Province of British Columbia, Canada.

(b)	The Company has the corporate power and authority to own, lease, and operate its properties and assets and to carry on its business.

(c)	The Company is authorized to issue an unlimited number of Common Shares with no par value per share, as set forth in the Registration Statement and the Prospectus under “Description of Securities - Securities Offered in this Offering”. The Common Shares delivered by the Company on the date hereof have been duly authorized and, when issued and paid for as applicable and in accordance with the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable, and the Warrant Shares will, upon due exercise of the Pre-Funded Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable. The certificates representing the Common Shares are in proper form.

(d)	The Pre-Funded Warrants and the Placement Agent Warrant delivered by the Company on the date hereof have each been duly authorized and executed by the Company and are validly issued.

(e)	The Securities Purchase Agreement and the Placement Agency Agreement have each been duly and validly authorized and executed by the Company. The Company has all the requisite corporate power and authority to enter into the Securities Purchase Agreement, the Placement Agency Agreement, the Pre-Funded Warrants and the Placement Agent Warrant and to perform its respective obligations thereunder.

(f)	None of the execution and delivery of the Securities Purchase Agreement, the Placement Agency Agreement, the Pre-Funded Warrants or the Placement Agent Warrant and the performance by the Company of its respective obligations thereunder, violate, contravene, or breach any provisions of: (i) the governing documents of the Company; (ii) the BCBCA and the regulations thereunder; or (iii) any resolutions of the directors of the Company.

(g)	No consent, approval, authorization of, or designation or declaration with any Canadian governmental authority on the part of the Company is required for the valid execution and delivery by the Company of the Securities Purchase Agreement, the Placement Agency Agreement, the Pre-Funded Warrants or the Placement Agent Warrant, or the offer, sale, or issuance by the Company of the Common Shares, the Pre-Funded Warrants or the Placement Agent Warrant.

(h)	The execution and delivery by the Company of the Placement Agency Agreement, the Securities Purchase Agreement, the Pre-Funded Warrants and the Placement Agent Warrants, the performance by the Company of its obligations under the Securities Purchase Agreement, the Placement Agency Agreement, the Pre-Funded Warrants and the Placement Agent Warrant, and the issuance and sale of the Common Shares, the Pre- Funded Warrants and the Placement Agent Warrant do not violate any judgment or order of any governmental authority in Canada of which we are aware.

(i)	To our knowledge, other than as set forth in the Registration Statement or the Prospectus, there are no legal or governmental proceedings pending to which the Company is a party or of which any property of the Company is or the subject which, if determined adversely to the Company would have or may reasonably be expected to have a material adverse effect on the general affairs, business, prospects, management, financial position, shareholders’ equity, or results of operations of the Company or would prevent or impair the consummation of the transactions contemplated by the Placement Agency Agreement, the Securities Purchase Agreement, the Pre-Funded Warrants or the Placement Agent Warrant, or which are required to be described in the Registration Statement or the Prospectus.

(j)	The statements in the Registration Statement and the Prospectus under the heading “Certain Canadian Federal Income Tax Implications” insofar as they purport to describe provisions of the tax laws of Canada referred to therein, and subject to the limitations, qualifications and assumptions set forth therein and herein, fairly summarize, in all material respects, such laws.

Although we do not assume any responsibility for the accuracy, completeness, or fairness of the statements contained in the Registration Statement or the Prospectus, we have no reason to believe, that as of the date of the Securities Purchase Agreement and the date hereof, any part of the Registration Statement or the Prospectus describing or summarizing Canadian laws and regulations or documents, agreements, or proceedings governed by Canadian laws and regulations contained any untrue statement of a material fact ot omitted to state any material fact necessary in order to make the statements therein not misleading.

7.	USE OF OPINION

This opinion is solely for the benefit of its addressee(s) -and not for the benefit of any other person. This opinion is rendered solely in connection with the Offering, and may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent, except that a copy of this opinion may be-included in the closing- books prepared for the Offering.

Yours truly,

/s/ CC Corporate Counsel Professional Corporation